UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 10, 2013

KIWIBOX.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

330 West 42nd Street, Suite 3210, New York, New York 10036

(Address of principal executive offices) (Zip Code)

(212) 239-8210

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Item 2.01	Completion of Acquisition or Disposition of Assets

On December 10, 2013, the Company signed an Equity Purchase Agreement with Markus Winkler to sell to him eighty (80%) percent of the equity of its German subsidiary, KWICK! Community GmbH & Co. KG, a German limited liability company, and Kwick! Beteiligungs GmbH, its general partner (collectively, “KWICK!”). Pursuant to the terms of the agreement, the purchaser paid 36,000 euros as the purchase price and the Company was required to obtain shareholder approval of the sale as required under applicable Delaware Law. In addition, the Company and Mr. Winkler signed a Lock-Up and Standstill Agreement, pursuant to the general terms of which the Company agreed not to participate in the management, operations or finances of KWICK! which shall all be exclusively managed and under the control of the purchaser. Accordingly, the Company’s minority ownership position shall be subject, in all respects, to the exclusive control of the purchaser. Kreuzfeld Ltd., a Swiss entity over which the purchaser has investment and voting control, beneficially owns 33,000,000 common shares of the Company, representing approximately 4.9% of the Company’s outstanding voting common shares. In addition, Kreuzfeld Ltd. is a creditor of the Company and holds a Class AA convertible promissory note with an outstanding balance of $4,240,361 as of September 30, 2013.

Consummation of the Equity Purchase Agreement was conditioned upon shareholder approval. On December 17, 2013, the Company received majority shareholder written consent, approving the Equity Purchase Agreement, by nine shareholders who beneficially own over 50% of the outstanding 675,358,925 voting common shares as of the record date of December 2, 2013. The Company intends to prepare and file with the U.S. Securities and Exchange a Schedule 14C Information Statement for distribution to all shareholders.

On December 18, 2013, the Board of Directors approved a new consulting agreement for its President and CEO, Andre Scholz, covering the 12-month period, commencing January 1, 2014. Under the terms of the new agreement, Mr. Scholz shall receive an annual salary of $220,000, half of which is payable in advance, and he will continue to earn 100,000 restricted common shares for each month of service rendered to the Company. The agreement contains all of the customary terms and provisions found in contracts of this type, including confidentiality and termination provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KIWIBOX.COM, INC.

Dated: December 30, 2013	By:	/s/ Craig S. Cody
Craig S. Cody
Chief Financial Officer